EXHIBIT 99.1
                                                                    ------------

         COMMUNITY CAPITAL BANCSHARES ANNOUNCES 14% INCREASE IN EARNINGS

Albany, GA., February 10, 2004 / PRNewswire. - Community Capital Bancshares, Inc. (Nasdaq: ALBY) is pleased to announce that net income for the year ended December 31, 2003 was $650,000 as compared to the 2002 amount of $567,000.
This is an increase of $83,000 or 14.6%. For the year ended December 31, 2003, basic earnings per share increased to $0.44 from the 2002 amount of $0.39. This is an increase of 12.8%. Bob Lee, President, stated "The growth in our earnings for 2003 is due to our Company reaching its goals in deposit, investment and quality loan growth. We believe that we are positioned to maintain strong growth in the coming years."

Community Capital completed the acquisition of First Bank of Dothan on November 13, 2003. At year end, First Bank of Dothan had $28,925,000 in total assets, net outstanding loans of $17,159,000 and deposits of $24,356,000. For the period since the acquisition through December 31, 2003, this subsidiary had a positive impact on Community Capital's net income and earnings per share.

At December 31, 2003, total assets of Community Capital were $158,719,000 as compared to the previous year end amount of $109,186,000. This is an increase of $49,533,000 or 45.4%. Net loans increased $26,580,000 or 32.9% during 2003 to $107,471,000 at December 31, 2003. Total deposits at December 31, 2003 were $123,233,000. Deposits increased $37,218,000 or 43.3% in 2003.

Net interest income for the year ended December 31, 2003 increased $1,020,000 to $4,634,000. This is a 28.2% increase from the 2002 amount of $3,614,000.
During the year, Community Capital was able to maintain its level of earnings on its loan portfolio while reducing its overall cost of funds. This combined with the increased asset volume accounted for this increase. Management believes that the overall quality of the loan portfolio remains high.

In November 2003, the Company began construction on a new branch location in downtown Albany. The expected opening date is early in the second quarter of 2004. This branch will give Albany Bank & Trust a downtown presence and open the way for a new customer base for the bank.

Bob Lee, President commented "The execution of our plans for 2003 led to a successful year. Our planning for 2004 is for continued growth in quality loans and core deposits. Achievement of these growth goals should lead to higher net income."

Community Capital is headquartered in Albany, Georgia and is the holding company for Albany Bank & Trust N.A., and First Bank of Dothan Inc. The Company's banking subsidiaries operate two full service banking locations and one loan production office in Albany Georgia, and one full service banking location in Dothan, Alabama. Community Capital Stock is quoted on the Nasdaq Small Cap market under the symbol "ALBY".

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

                          Community Capital Bancshares
                              Financial Highlights
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

                                                          Twelve months ended
EARNINGS SUMMARY:                                        12/31/02    12/31/03
                                                        ----------  ----------
   Net interest income                                  $   3,614   $   4,635
   Provision for loan losses                                  443         409
   Non-interest income                                        899       1,065
   Non-interest expense                                     3,216       4,352
   Income tax expense                                         287         289
   Net Income                                                 567         650
   Basic earnings per share                             $    0.39   $    0.44
   Fully diluted earnings per share                     $    0.38   $    0.39


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SUMMARY BALANCE SHEETS                                   12/31/02    12/31/03
                                                        ----------  ----------
    Cash and due from banks                             $   6,920   $   4,285
     Federal funds sold                                       - -       2,684
     Investment securities                                 16,968      32,906
     Loans                                                 81,713     109,589
     Less: allowance for loan losses                         (821)     (2,118)
     Other assets                                           4,406      11,373
                                                   ---------------------------
    TOTAL ASSETS                                        $ 109,186   $ 158,719
                                                   ===========================

      Total deposits                                       86,004   $ 123,222
      Other borrowings                                     12,590      20,019
      Other liabilities                                       849       2,190
      Total stockholders' equity                            9,743      13,288
                                                   ---------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 109,186   $ 159,719
                                                   ===========================




FORWARD-LOOKING STATEMENTS
This document contains statements that constitute "forward-looking statements" within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Sections 21E of the Securities Exchange Act of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates that they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Users are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that the actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Users are therefore cautioned not to place undue reliance on these forward-looking statements.




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